Exhibit 5.2

March 11, 2008

Energy XXI (Bermuda) Limited
Canon’s Court, 22 Victoria Street
PO Box HM 1179
Hamilton HM EX, Bermuda

Re: Registration Statement on Form S-3 (Registration No. 333-148713) (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel to Energy XXI Texas, LP, a Delaware limited partnership (“Texas LP”), Energy XXI Gulf Coast, Inc., a Delaware corporation (“Gulf Coast”), Energy XXI Texas GP, LLC, a Delaware limited liability company (“Texas GP”), Energy XXI GOM, LLC, a Delaware limited liability company (“Energy XXI GOM”, and together with Texas LP, Gulf Coast, Texas GP, the “Subsidiary Guarantors”) and Energy XXI (Bermuda) Limited (the “Company”) in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering, among other securities, unsecured debt securities of the Company, which may be either senior or subordinated and may be issued in one or more series, consisting of notes, debentures or other evidences of indebtedness (the “Debt Securities”) and which may be fully and unconditionally guaranteed (the “Guarantees” and, together with the Debt Securities the “Securities”) by the Company’s subsidiaries listed as co-registrants in the Registration Statement, including the Subsidiary Guarantors.

We have examined the originals, or copies certified or otherwise identified to our satisfaction, of (i) the certificate of formation, certificate of limited partnership or certificate of incorporation, as applicable, of each of the Subsidiary Guarantors, (ii) the partnership agreement, limited liability company agreement or bylaws, as applicable, of each of the Subsidiary Guarantors, (iii) unanimous written consents of the board of managers or directors or the general partner, as applicable, of the Subsidiary Guarantors relating to, among other things, the Registration Statement and the Securities, (iv) the Registration Statement, (v) the form of Senior Indenture (the “Senior Indenture”), (vi) the form of Subordinated Indenture (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), and (iv) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law, as we considered appropriate.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2300 Houston, Texas 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, (v) a Prospectus Supplement will have been prepared and filed with the Commission describing the Securities offered thereby, (vi) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the applicable Prospectus Supplement, (vii) the Indentures relating to the Debt Securities will be duly authorized, executed and delivered by the parties thereto, (viii) each person signing the Indentures will have the legal capacity and authority to do so, (ix) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company, the Subsidiary Guarantors and the other parties thereto, and (x) any Securities issuable upon conversion, exchange or exercise of any Debt Securities being offered will have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that when (a) the applicable Indenture relating either to senior Debt Securities or subordinated Debt Securities and the related Guarantees have been duly executed and delivered by the Company, the Subsidiary Guarantors and the trustee and the applicable Indenture has been qualified under the Trust Indenture Act of 1939, as amended, (b) the board of directors of the Company (or a committee thereof) and the applicable board of directors or managers or general partner of the Subsidiary Guarantors have taken all necessary corporate or limited liability company action to approve the issuance and terms of any such Debt Securities and Guarantees, (c) the terms of such Debt Securities and Guarantees and of their issuance and sale have been duly established in conformity with the applicable Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or the Subsidiary Guarantors and so as to comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company or the Subsidiary Guarantors, (d) any shares of Common Stock issuable upon the conversion of such Debt Securities, if applicable, have been duly and validly authorized for issuance and (e) such Debt Securities, including the related Guarantees, have been duly executed and authenticated in accordance with the applicable Indenture and issued and sold as contemplated in the Registration Statement and upon payment of the consideration for such Debt Securities as provided for in the applicable definitive purchase, underwriting or similar agreement, such Debt Securities and, if applicable, Guarantees will be legally issued and such Debt Securities and, if applicable, Guarantees will constitute valid and legally binding obligations of the Company and the Subsidiary Guarantors, respectively, enforceable against the Company and the Subsidiary Guarantors in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

The foregoing opinion is limited to the laws of the State of New York, the State of Delaware and the federal laws of the United States of America and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. We hereby expressly consent to the reference to our firm under the Prospectus caption “Legal Matters” to the inclusion of the opinion as an exhibit to the Registration Statement and to the filing of this opinion with any appropriate governmental agency.

Very truly yours /s/ Vinson & Elkins L.L.P. Vinson & Elkins L.L.P.